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                                                   AMERICASBANK CORP.
                                                   CONTACT:   MARK H. ANDERS
                                                   PHONE:      443-921-0804
                                                   WEBSITE: WWW.AMERICASBANK.COM

                         AMERICASBANK MOVES FORWARD WITH
                                 EXPANSION PLANS


TOWSON, MD. (May 10, 2007) AmericasBank Corp. (Nasdaq:AMAB), the parent company of AmericasBank, today announced a major step forward in its strategy to expand its community banking model in Central Maryland markets.

The expansion is beginning with the renaming of the current banking center in Towson, Maryland, which will officially become Towson Community Bank on July 1, 2007. Towson Community Bank will operate as a division of AmericasBank.

"AmericasBank is becoming a family of community banking centers organized to look, act, and feel like independent local banks," said Mark H. Anders, President and CEO of the Company. "We believe that small, independently-operated community banking centers can be highly profitable by focusing sharply on providing the personal service and common sense solutions not offered by big banks.

"A family of such banking centers offers the opportunity for steady, controlled growth and above-market investment returns."

AmericasBank plans to open three to five banking centers during the next five years in central Maryland. Each banking center will be locally operated and managed as a division of AmericasBank. A senior banker from the community will lead each banking center as its president, supported by an advisory board of local business and community leaders. Each banking center will operate and be promoted under a unique trade name. A mortgage banking office will support each banking center and will promote home ownership and the development of housing in the community.

Anders said Towson is typical of the kind of market AmericasBank will target for its family of banks. "Towson is a perfect market for our community banking model," Anders said. "It's a seat of county government and home to several large regional health care facilities, a college, and a

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university. The demographics are ideal for a bank whose target market is the business and professional community, as well as local organizations and individuals. All of these customers are underserved by big banks, and there are a dwindling number of true community banks left in the market."

Beyond Towson, Anders said the Company would soon announce an opening date for its second community banking center in Annapolis, Maryland, followed by a third, possibly in Frederick, Maryland. Both, like Towson, are governmental, health care, and professional centers for their regions. The Company opened a loan production office in Frederick last August and in Annapolis in March 2007.

"Our goal is to enter a new market by first opening a loan production office, followed by the opening of a full service banking center in 6-12 months," Anders said. "The costs of opening a de novo branch are high and, because we intend to operate these banking centers as independently operated and managed banks, our costs will be even higher. By opening a loan production office first, we believe that we can significantly reduce the drag on earnings that would result from opening three to five banking centers during the next five years."

Anders said his role would be changing, too. "My role as president and chief executive officer of AmericasBank will become more strategic," he said. "While I will work closely with the presidents of our community banking centers on marketing and creating brand identity within their local markets, my principal duties will be to implement our expansion plan."

Anders said that AmericasBank would be introducing the new president of Towson Community Bank very soon, followed by the announcement of other key hires for the Towson banking center and the naming of a president for the Annapolis banking center, which should be open by late summer.

Anders said the AmericasBank expansion strategy represents a commitment to steady, sustainable growth for the long term. "Implementing our expansion strategy will be painful in the short run," he said, "but we believe that the returns to our shareholders in the long term will validate this strategy. We believe that our shareholders are sending us a clear message that they want us to emphasize growth over short term earnings and we are putting the strategies in place to accomplish this goal."

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ABOUT AMERICASBANK CORP.
AmericasBank Corp. is the parent company of AmericasBank, a Maryland-chartered commercial bank headquartered in Towson, Maryland. AmericasBank is dedicated to contributing to the growth and prosperity of the communities it serves, with a special focus on serving the needs of the business community and promoting home ownership.

The statements in this press release that are not historical facts constitute "forward-looking statements" as defined by Federal Securities laws. Such statements, regarding AmericasBank Corp.'s anticipated future results of operations, are subject to risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to: the risk that AmericasBank Corp. may continue to incur losses; the possible loss of key personnel; the inability to successfully implement strategic initiatives; risk of changes in interest rates, deposit flows and loan demand; risk associated with having a large percentage of residential real estate loans secured by investment properties; risk of an industry concentration with respect to deposits; risk of credit losses; risks associated with residential mortgage lending, including acting as a correspondent lender; risk associated with a slowdown in the housing market or high interest rates; the allowance for loan and lease losses may not be sufficient; operational risks of the leasing companies to which AmericasBank has extended credit in connection with the lease portfolio; dependence on third party vendors; risk of possible future regulatory action as a result of past violations of the Real Estate Settlement Procedures Act; as well as changes in economic, competitive, governmental, regulatory, technological and other factors that may affect AmericasBank Corp. or AmericasBank specifically or the banking industry generally. Forward-looking statements speak only as of the date they are made. AmericasBank Corp. will not update forward-looking statements to reflect factual assumptions, circumstances or events that have changed after a forward-looking statement was made. For further information, please refer to the AmericasBank Corp.'s filings with the U.S. Securities and Exchange Commission and available at their web site www.sec.gov.
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